UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 25, 2011

(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-08092 (Commission File Number)	94-1620407 (I.R.S. Employer Identification No.)
468 N. Camden Dr., 2nd Floor Beverly Hills, California (Address of Principal Executive Offices)	90210 (Zip Code)

(310) 860-5184
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2011, Oxis International, Inc., a Delaware corporation (the “Company”), appointed David Saloff to serve as the Company’s Chief Executive Officer through March 31, 2012 (the “Original Term”).  Mr. Saloff currently is a director on the Company’s Board of Directors.  After March 31, 2012, Mr. Saloff will continue to serve as the Company’s Chief Executive Officer until and unless the employment is terminated by either the Company or Mr. Saloff upon 60 days’ notice.   However, if the Company obtains debt or equity financing of at least $2 million in the aggregate after the date of his appointment (the “Funding”), the term of Mr. Saloff’s employment will be extended for an additional three years.

Prior to the Funding, Mr. Saloff will receive a base salary of $15,000 per month, and will receive a bonus of $90,000 upon the completion of the Funding.  In connection with this employment, Mr. Saloff was granted an option to purchase up to 538,713 shares of the Company’s common stock (“Common Stock”), which vests quarterly over a period of one year following the date of grant, at an exercise price of $0.0535 per share, the last trading price on the date of grant.  The option expires after ten years.

If the Funding is obtained, commencing on the date of the Funding, the Original Term will be extended for an additional three years, and Mr. Saloff’s base salary will increase to $18,000 per month.  Upon achieving certain milestones to be established by the Company’s Board of Directors, Mr. Saloff may receive a year-end bonus up to 100% of his annual base salary, $216,000.  In addition, if the Funding is obtained, the Company will grant Mr. Saloff an additional option to purchase the number of shares of Common Stock equal to 7.5% of the total shares of Common Stock outstanding immediately prior to the Funding.  The option will have an exercise price equal to the closing trading price on the date of the Funding.  This option will vest over a period of three years following the date of the grant and will have a ten year term.

As disclosed in our previous Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 2011, Mr. Saloff, 58, was appointed to our Board of Directors on June 30, 2011, and is currently the Chief Executive Officer of Age Reversal, Inc., a position he has held since September 2010.

ITEM 5.07                      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Annual Meeting of Stockholders

An annual meeting (“Annual Meeting”) of the stockholders of the Company was held on August 25, 2011. The Company filed its definitive proxy statement in connection with the Annual Meeting with the U.S. Securities and Exchange Commission on July 14, 2011 (File No. 000-08092.  The Company’s stockholders considered and voted on the following proposals at the Annual Meeting:

•	Proposal I: a proposal to elect each of Anthony Cataldo, Anshuman “Andy” Dube, Thomas W. Hoog, Kenneth Eaton and David Saloff to the Company’s Board of Directors (“Board”);

•
Proposal II: a proposal to approve an amendment to the Company’s Certificate of Incorporation to effect, in the discretion of the Company’s Board, a reverse stock split of the Company’s common stock at any time prior to next year’s annual meeting of stockholders at a reverse split ratio of between 1-for-5 and 1-for-20, which specific ratio will be determined by the Board;

•	Proposal III: a proposal to approve the adoption of the Company’s 2010 Equity Incentive Plan; and

•	Proposal IV: a proposal to ratify the appointment of Seligson & Giannattasio, LLP, as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011.

Voting Results

The voting results at the Annual Meeting were as follows:

Proposal I: Election of Directors:

•	Anthony Cataldo was been elected with 255,325,370 “FOR” votes and 89,398 “WITHHOLD” votes.

•	Anshuman “Andy” Dube has been elected with 255,324,925 “FOR” votes and 89,843“WITHHOLD” votes.

•	Thomas W. Hoog has been elected with 255,324,983 “FOR” votes and 89,785 “WITHHOLD” votes.

•	Kenneth Eaton has been elected with 255,327,294 “FOR” votes and 87,474 “WITHHOLD” votes.

•	David Saloff has been elected with 255,325,570 “FOR” votes and 89,198 “WITHHOLD” votes.

Proposal II: Approval of amendment to company’s Certificate of Incorporation to effect reverse stock split, was approved with 268,223,679 “FOR” votes, 4,074,876 “AGAINST” votes and 3,373 “ABSTAIN” votes.

Proposal III: Adoption of the 2010 Equity Incentive Plan was approved with 255,281,605 “FOR” votes, 128,194 “AGAINST” votes and 4,969 “ABSTAIN” votes.

Proposal IV: Ratification of Seligson & Giannattasio, LLP, as independent auditors for the year ending December 31, 2011, was approved with 271,902,800 “FOR” votes, 382,650 “AGAINST” votes and 16,478 “ABSTAIN” votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2011	OXIS INTERNATIONAL, INC. By: /s/ Michael Handelman Michael Handelman, Chief Financial Officer